Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

FTI CONSULTING

Moderator: Eric Boyriven

August 5, 2010

8:00 am CT

Operator: Good day and welcome to the FTI Consulting Second Quarter 2010 conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Eric Boyriven of FD. Please go ahead.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the Company’s 2010 second quarter results, which were reported earlier this morning.

Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involves uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goal, strategies, future events, future revenues, future results, and performance expectations, plans or intention, business trends, and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

For a discussion of the risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement in the earnings press release we issued this morning, a copy of which is available on our Web site at www.fticonsulting.com, as well as the disclosures under the heading Risk Factors and Forward-Looking Information in our most recent Form 10-K and in our filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date such statement was made.

During the call we will discuss certain non-GAAP financial measures, such as EBITDA. For a discussion of these non-GAAP financial measures, as well as a reconciliation to the - of these non-GAAP financial measures to the most nearly comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you. Good morning and thank you for joining us. With me on the call are Dennis Shaughnessy, our Chairman, David Bannister, our Chief Financial Officer, and Dom DiNapoli, our Chief Operating Officer, and Roger Carlile, our Chief Administrative Officer.

Our results were released first thing this morning and I hope you’ve had a chance to review them. If not, they are available on our Web site at www.fticonsulting.com.

Since we last spoke, the business climate and our view have not changed. It is our goal on this call to briefly recap our second quarter performance, talk about the new acquisition we announced last evening in a separate press release, and then open it up for your questions.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

As discussed on our previous call, as a general matter our procyclical businesses continued to follow the trajectory of the improving economy, while a hungry high yield market, and at least temporarily sympathetic creditors, continue to impact the restructuring side of our business.

In short, our procyclical businesses have not improved as fast as we thought, and our restructuring business has declined faster. Ironically, we had anticipated that the same factors that would drive one would drive the other, and they have, just closer to the fulcrum of balance as opposed to the wider and more volatile ends of the spectrum that usually mean good markets for us.

A good example affecting all our businesses is the tepid pace of recovery in the M&A markets. Despite corporate financial positions that have materially strengthened over the past few years, strong corporate liquidity in the debt markets I spoke of, the capital remains on the sidelines waiting to be invested. The uncertainty about regulation, taxation, and where valuation might be headed have quite correctly caused decision-makers to exercise caution and delay pulling the trigger.

As I said, this dynamic has cut across virtually all our segments in the quarter impeding the amount of antitrust work done by our competition economists, the volume antitrust second request process by our technology segment, the number of transactions handled by our strategic communications segment, and the amount of due diligence work performed by our transaction advisory group within corporate finance.

With this backdrop, let’s look at our results, which are consistent with our pre-release. Revenues were $349 million, earnings per share were 52 cents, and adjusted EBITDA was $65 - excuse me - $65 million or 18.8% of revenue.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

We generated $49 million in operating cash for the quarter with continued strong cash collections, stronger DSOs than during the same period last year, and we exited the quarter with approximately $123 million in cash. Cash generation has continued strong and currently we have about $130 million on the balance sheet after buying back 336,000 of our shares during July.

With respect to the segments, revenues in Corporate Finance Restructuring were $111 million, down from $134 million in the corresponding quarter a year ago. This reflects a lower overall demand for restructuring and bankruptcy services due to the factors that I mentioned.

Adjusted EBITDA in the quarter was $26 million or 23.4% of segment revenues, and we have taken steps to bring headcount into line with the current demand and incurred about $2 million of severance expense, or almost 2 1/2 cents during the quarter.

We have experienced some signs of stability of demand in the business over the past few months, so we are cautiously optimistic that our revenue levels in the segments have flattened on a run rate basis. This stability is encouraging to us as it facilitates our ability to manage the business in order to return margins to acceptable levels.

Our Forensic and Litigation Consulting segment is still operating in the climate where corporate in-house counsels are aggressively managing their legal spending. But at the same time, the regulatory environment continues to be encouraging for us due to the increased pace of actions by the government agencies.

Against this backdrop, FLC’s revenue increased nearly 6% over last years’ second quarter. This was a remarkable performance, especially compared against the period last year when two large investigations were at full blast, driving activity, utilization revenues, and margins.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

The revenue growth in the recent quarter was attributable to the expansion of the segment into new markets, such as Boston and Europe, and again to the outstanding performance of our specialty practices, such as intellectual property, insurance, healthcare, financial services, and pharmaceuticals, and excellent performance in trial services in our Asian investigations.

Adjusted EBITDA for FLC was $19.3 million, equal to 24% of the segments revenues, this compares to a margin of over 27% a year ago, which benefited from those large investigations.

Economic Consulting also had a good quarter, despite the aforementioned softness in antitrust M&A assignments, revenue increased 13% over last year, driven by strong growth in financial economics and network industries, more modest year over growth - year-over-year growth in the antitrust practice, as well as continued expansion of our international arbitration practice.

Financial economics remains very busy in the securities litigation area, and network remains busy in both the railroad and telecom sectors. Adjusted EBITDA for econ on the quarter was $11 1/2 million or 17.7% of revenues.

Our Technology segment reported revenue of $43 million and adjusted EBITDA of $16 million for a marginal 37%. Revenues declined versus last year due to significantly less antitrust second request work. On the pricing front, we believe our measures to addressed increased competition are working and our volumes are increasing.

In addition, we continue to be more than encouraged by the introduction of our new Acuity Document Review offering. Early results are showing that we can dramatically lower our clients’ costs and increase their document review efficiency by a factor of as much as 4 or 5x. As you know, this is a huge sector of the electronics evidence chain, perhaps as much as $6 out every $7 that’s spent on electronic evidence. Previously, this was untapped by us and a huge opportunity for us and for our company.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

The Strategic Communications segment continued to show improved results, even within this mixed environment. Revenues increased by about 12% of year-over-year to $50 million, which represents the highest quarterly revenues since 2008.

While capital markets activity remains soft, the segment registered its third consecutive quarter of annualized retainer growth. Growth was led by a strong performance in the U.S., which has benefited from increased project work. Most notably, the Public Affairs Communications for Transocean in the Gulf of Mexico, as well as development of several large retained clients.

In addition, Asia-Pacific revenues showed strong growth in the quarter, as compared to the prior year period. Adjusted EBITDA in the quarter was $8.6 million; this was over 17% of revenues marking the highest level of profit earned and the highest margin percent since 2008.

Now, I’d like to talk a little bit about the acquisition we announced last evening. As we have discussed several times, Asia is a major initiative for us this year. For several years we have had the great advantage of excellent groups and investigations and strategic communications in that part of the world.

Recently, with the addition of great professionals like (Steve Hugie), Rob Morris, and Mark Smith and the acquisition of Baker Tilly earlier this year, and now FS Asia Advisory, we are building a real critical mass and filling in our range of full capabilities housed in regions. FS Asia brings us 130 professionals and strengthens our list of blue chip clients who can avail themselves of all our services.

Rod Sutton and his team joined Steve Vickers, David Holloway, Stuart Witchell, Ross Thornton, and Jim Kelly in giving us a real presence where we can offer investigations, strategic

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

communications, forensic litigation, restructuring, corporate finance, construction, and real estate services from professionals located in the region.

In addition to corporate finance, restructuring turnaround, and corporate recovery, FS Asia’s specialties are formal liquidation assignments. These typically encompass restructuring and litigation forensic components. Typically, they are long life matters spanning several years and arise not just from financial distress, but from corporate fraud.

Rod and his team have an excellent reputation and should be both an excellent source of referrals to our other practices and a compliment to those practices giving us broad credentials when competing for international assignments with an Asian component. They operate in Hong Kong, Shanghai, Singapore, and Manila with annual revenues of approximately $35 million. They are a great addition to our team.

Before I conclude, I’ll again review the revised guidance we provided a month ago. Our guidance is predicated on an outlook that is admittedly cloudy. As we said in our July call, assuming no change in market conditions, we expect our full-year results to be at the low end of guidance range. If business confidence improves in discretionary spending on litigation and M&A rebounds, we would look for improved results and a move up into the middle or higher end of the range.

Placing this in some perspective, unlike many companies, we are (elapping) two record years, not to mention record quarters. Two of our segments had double-digit growth in revenues and adjusted segment EBITDA, and a third had impressive growth, which given its market, must mean an increase in marketshare.

As we outlined in our last call, it is not a question of if, but when the forces that are building up that impact all our markets burst. And our goal in the meantime is to closely manage our

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

discretionary expenses and headcount without damaging the franchise that we’ve built over the last ten years that will so ably handle these issues when they arise.

With that, we would now like to turn it over to your questions.

Operator: The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star 1 on your touch-tone telephone to ask a question.

And we’ll take our first caller Tim McHugh with William Blair.

Tim McHugh: Yes. Thank you. Can you just give us a little more color on the cost of service line overall, and then within some of the segments. You mentioned the severance expense, but generally with flat revenue that line was up a fair amount this quarter, so just a little more color on what were the factors driving that.

David Bannister: Tim, in which segment?

Tim McHugh: Well, I - overall. I mean, we don’t have the queue yet, so we don’t know what the cost of service was in each segment. (Why) - you maybe call out any specific segments that were high?

David Bannister: The two things that may be different than you were - than you would be thinking would be that the cost of service in corporate finance was basically flat quarter-over-quarter, and that was driven by two - really two phenomena.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

One would be the additional severance costs in the second quarter, the fact that a number of the severance activities that took place in the first quarter still - we still incur expense with respect to people as they work out their notice periods or finish up engagements or what have you. So, we didn’t get the full benefit of the first quarter reduction in force in the second quarter.

And then, I would say normal salary reviews and - (called) inflationary costs would have taken the costs up - ((inaudible)) salary be conducted at the end of the first quarter. So, that would be the thing that might be a little bit different than you had modeled.

The other factor would be in technology, the costs are probably a little bit higher than you might have modeled. The good news there is volumes are up very dramatically. Pricing, as we discussed before, it’s been a bit of a challenge, so you do have a bit of fixed cost element to that business, and you know, with the technology backbone on the, you know, the servers and so forth. So, that’s - that may be a little bit higher.

I think the other segments are pretty - would be pretty much in line with what you would expect.

Tim McHugh: Okay. And then on the acquisition, can you give us a little more background on the firm? I know it was part of - obviously - a boutique over in Asia before, but it seems like you’re just acquiring part of that business, had it separated previously from the rest of the business or is there a reason that you’re only acquiring a piece of it, and not really the Australia operations?

Dominic DiNapoli: The Ferrier practice that we acquired, is now called FS, but they had separated from Ferrier Australia, which is basically a, you know, they just had a relationship where they paid them a fee to use the name. So, we bought the entire partnership that was headquartered in Hong Kong.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

So, it was really not a split form the Ferrier - it was actually a separate group from Ferrier, so we didn’t piecemeal the acquisition, we bought Ferrier Hong Kong, which included their Shanghai and their Philippines practice.

Tim McHugh: Okay. And then the demand for that in Asia, can you talk - I mean, had - did they see a similar increase that you saw in the last two years in maybe a little slower environment lately, or has the demand trends for that type of business been steadier?

Dominic DiNapoli: Well, it did seem a little slower this year versus last year. They didn’t have the bubble that we had last year where we had a significant uptick in activity. They’re big game hunters like we are. Their practice last year benefited from several very large insolvency practices - or cases.

That’s where they make, you know, a lot of their money, but they’re very - they’re a very scrappy bunch. They’re very similar to the practice that we have in the U.S. and in Canada and in the U.K., so their, you know, their approach to client services is very similar and we think that they’re a great fit, culturally, with the rest of our corporate finance practices throughout the world.

Dennis Shaughnessy: And Tim, Dennis. The, you know, the forensic talent that they have resident in the group will fit very, very well with our ambitions out there and where see the demand curve moving, and will help us address some of the client requests that we’ve had - that would generate (endowment) work, not only coming out of Europe, but also coming out of the States here.

So, I think while they certainly developed a reputation over the years as the premier insolvency firm, restructuring firm, you know, that 40% of their business was forensics and we expect that will grow significantly, you know, over the next four to five years as we link it to the rest of our business.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

David Bannister: One of the challenges we’ve had out there, Tim, is we’ve had - a Jack likes to say - a $10 billion client list, but with a very limited ability to serve those clients. Steve Vickers is in the international risk operations, really had the who’s who’s set of relationships with the major financial institutions, the law firms, the international firms that have operations there.

And had some very important services with those firms would care about, but it really didn’t allow them to move deeply into helping clients with significant problems out there.

Tim McHugh: Yeah. Okay, that’s helpful. Is it fair to assume close to 1 times revenue or something like that for the purchase price?

David Bannister: I would say the purchase price is in line with what we normally pay, Tim, which is a bit higher than that.

Tim McHugh: Okay. Thank you.

Operator: And we’ll take our next question from Tobey Sommer with SunTrust.

Tobey Sommer: Thank you. A quick follow-up on your acquisition, is it fair to assume that you worked with the firm in other engagements where you needed some sort of last mile execution that wasn’t in the breadth of your former infrastructure?

David Bannister: Hey, Tobey, yeah. In fact, we’ve actually already had some joint pitches with them that have gone very well. We had - they - we had a pitch for a major U.S. company that was doing some work over there that - where their folks and our folks sort of seamlessly integrated on the pitch and so forth, so I think we’re - I think it is fair to say that we know them well.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

Again, Steve Vickers and the folks in Hong Kong know them very well. It’s - surprisingly Hong Kong is a pretty small town when it comes to these sorts of people, and there’s a good level of knowledge and experience there.

We’ve certainly, you know, known them well over the last two years where we have had different chats with them at different times, and you know, have - know their presence in the marketplace very, very well. So, it’s like most of our transactions where we say it’s a fairly homogenous -type of marketplace, so we know them very well.

The other factor where we know them well would be through the major financial institutions. So for example, DeLaine Gray, who runs corporate finance for us was out in Hong Kong for a couple weeks meeting with HSBCs and Standard Charters, and then the major law firms, ((inaudible)) chances and what have you, where we have deep and rich relationships as do they.

And so, there was a pretty high level of an ability to get comfortable that we would all work together.

Tobey Sommer: Thank you. And I had a question for you about the bill rates. We read and heard a lot from some law firms that they’ve been under some stress and - I guess - pressure on bill rates. And if I look back over the - during the expansion, at least the previous one, bill rate increases at law firms were pretty high.

And I was just wondering in an environment where that aspect, the legal aspect of professional services may not (feel) out a price inflation, how you think that may impact the consulting side that FTI operates in.

Dennis Shaughnessy: Yeah, Tobey, it’s Dennis. I’ll try - I didn’t - there’s no nice homogenous answer. I think if the M&A activity that we know the interest is there. We’ve been retained on a lot of things,

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

it’s - they’re just - people are holding back. If that really accelerates that is very agnostic, the bill rate as you can imagine, and I think the corporate law firms experience that same thing.

People want to get deals done, they’re complex deals, they have a lot at risk, they either don’t go through, or there’s issues with them. You know much more (activist) Justice Department and Commission look at these things when they do mature.

So, I think in that area I don’t think either we nor, you know, the law firms would experience a lot of pressure on bill rate. I think in restructuring, as you move down market, I think we’ve always said we think there’s more, you know, price pressure and we would probably hear the same thing from our cohorts in the restructuring group in the law firm.

I think on technology, without a doubt, there is, you know, a price competition there; we’ve said that. We’ve been extremely successful in actually picking up significant assignments, generating a lot of volume and holding pretty close to our margin. We’ve lost some margin points, but I think, you know, we’re still up around 37% area.

I think, you know, the one area where we still are seeing a holdback in budgets or a delay in spending money is still in general corporate, you know, litigation. Obviously, you’re going to see a lot of my spend surrounding the Gulf, and again there’s an awful lot of risk there corporately. I think these general counsels obviously, you know, want to control their spend, but they also have to manage the risk.

So, I would say you might get a mixed report from law firms. Some of the law firms probably are having no problem with (dealing), you know, in those areas, others, you know, might be. So, I would say it’s a mixed bag. Econ, we don’t expect to see it and FLC, you know, there’s still people really holding the line on budgets.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

David Bannister: Tobey, one of our big drives across the firm, but particularly in FLC where you would mostly likely see those sorts of pressures given their direct relationship with the law firms, is to move increasingly toward having true specialists.

You know, folks who are almost one-of-a-kind in their ability to deal with client issues and move away from having generalists. I think the price pressure tends to be when you can be commoditized and they can say, “Well, I can pick from this firm or that firm and solve the issue.”

So, in, you know, in economics, but increasingly in FLC, you know, we have folks who are, you know, who are really sought after because they bring unique expertise to the problem and there’s often, you know, there’s less price pressure when you have that ability.

Tobey Sommer: Thank you very much.

Operator: Our next question comes from Sidoti, David Gold.

David Gold: Hi, good morning.

Male: Hi, David.

David Gold: I wanted to follow-up a touch if we can, just on restructuring. Please ((inaudible)) about stabilizing, but just curious if you can flush out two things for me. One, we say stabilizing, is that with - say - the last month of the period or is that, you know, to think about it as stabilized, you know, for basically the quarterly run rate? You know, what’s - basically how should we model that or think about it based on what you’re seeing right now?

Dominic DiNapoli: David, on a revenue basis, the quarterly run rate is pretty stable from the prior quarter.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

David Gold: Okay. And I guess - I think when we spoke about it last it was, you know, that it had, you know, tailed off the first couple of months in the quarter, and then stabilized that last month. Was that right?

David Bannister: Yes. The - I…

David Gold: Okay.

David Bannister: …would say chargeable hours have been relatively flat from the end of May through the end of July.

David Gold: I see. I see. Okay. And then, one other Dave, on the G&A side, it was lower than we had expected and just curious if that’s a new good run rate and if there was, you know, an incentive comp contribution to that of maybe a (bowl) back?

David Bannister: There was an incentive comp contribution obviously. With these results our executive incentive comp will be significantly lower than we would hoped it would have been. In terms of a run rate, that’s - it’s…

David Gold: Was it - there was give back there for the first quarter?

David Bannister: Yes.

David Gold: Okay, so then…

David Bannister: I would say in terms of a run rate, you’re not, you know, it’s probably a little - I think you need to be a little higher than that for a run rate for the back half of the year. Third quarter we

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

have some significant marketing events that have gone on and you obviously have a reversal in that quarter for the comp, so you need to normalize that.

David Gold: So, can you give a sense for, you know - I don’t know - what our magnitude have - how much more significant it could be, or maybe what the give back was?

David Bannister: I’ll tell you what, David, call me offline on that. I just need to work the numbers out, but I think that the number for the year, you know, ought to be, you know, around that 70 level.

David Gold: Around 70…

David Bannister: Seventy million.

David Gold: Okay. Got you.

David Bannister: A little less than that.

David Gold: On G&A?

David Bannister: Yeah, on corporate G&A.

David Gold: Got you. Okay. All right. I’m ((inaudible))…

David Bannister: ((inaudible)) it goes 16 for the - it was 16 for the quarter, the 4 times, that’s 64. I think it’ll be closer to 70 for the year.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

David Gold: Okay. All right, got you and then just one last one, you know, it looks like a decent share buyback in the month of July, presumably some blackout there. Once life reopens, would - how are we thinking about share buybacks here?

Dennis Shaughnessy: I think we’re, you know, we feel the stock - we feel for anyone this is a great entry level, you know, to buy the stock, you know, from our perspective as long-term holders. Obviously, some of us are buying it ourselves. I think you will see the company be active at these levels buying stock.

We’re fortunate to have great liquidity and generating great liquidity. We’ve structured this acquisitions to allow us to preserve that liquidity, so that won’t be, you know, a large cash drain. And I think you’ll see this, you know, very active, David.

David Bannister: We have a $250 million remaining authorization, of which we’ve consumed about $11 million or so in the quarter, so we’ve got a lot work left to do to get that done.

David Gold: Perfect. Thank you, all.

Operator: Our next question comes from Arnie Ursaner with J - CJS Securities.

Arnie Ursaner: Hi. Good morning. Normally, in terms of your updating your guidance you tend to do it only mid-year, you don’t tend to do it after Q1 or after Q3. So, what I thought you might try to do for us is perhaps update your views on the back half of the year for each of your segments for both revenue and EBITDA margins. Particularly given the cost adjustments you’re making and the fact that you’re in this transition period where some of your businesses are continuing to slow, some are getting better at different rates.

Again, normally you use the mid-year call to update your view, perhaps you could do that.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

Dennis Shaughnessy: I’ll start out. In general, I think in restructuring if we have found a floor then I think you would see some degree of margin stability. We have taken costs out, you know, particularly in the U.S. to align the (personnel compliment) what we see as demand, so that should stabilize. We would not view it as expanding, but we could be wrong.

I mean, I think David said that there appears to be a stabilization over the last couple of months, in the amount of hours billed there, but you know, things can burn off if they don’t get replaced. And so, you know, I would put a big caveat on that.

I think in FLC, you know, they’re operating at about where we would expect them to be. The specialty parts of the business are doing extremely well. They’ve - they are in the running to get several large pieces of business, you know, that are related to a lot of the things you read about in the papers. If they get those, they’re utilization would expand and I would think you could see a little margin improvement there. But again, I think we would expect them to operate around the margin they are right now.

Econ, has a big backup of business in competition, which you know the good news is we’re in all the deals, the bad news, Arnie, is they’re just not moving very well. If they would move then - again - I think you would see utilization increase. On the litigation support side, our econ guys are extremely busy and that’s one of the better margin sides, you know, of the business. So you know, they have the potential to increase slightly.

FLC is increasing slightly every quarter as they return back to a more historic margin. But again, the rate of trajectory there, you know, while it is up and it’s good comps, remember that their comping off of a bad year last year, because of the capital markets. So, the real sequential rate of growth doesn’t allow you to have dramatic margin expansion.

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

And if you remember that business, their highest margin business is on the transaction side, especially M&A and some IPO work. But especially the M&A side. And again, that still is in the doldrums. It’s they’re doing very well acquiring new clients, and they’re doing very well building their (team) business up, but they just simply aren’t making deals out there - transactions.

I think a lot of it will depend on - the reception of Acuity is very exciting. That can move the margin. I wouldn’t expect it to move it dramatically you know the second half. We could start to feel it as there’s more uptick on that product in the fourth quarter. And again, if these M&A deals start to break their second request business, which was down significantly year-over-year in the second quarter, would clearly move that margin up because the second request business as you know is very intense. It’s very short-term driven. High billing rates, you know high value-added, not a lot of concern about pricing, and that would help that margin significantly.

Man 1: The only other thing I’d like to have had is you know, we’re still invested for the long-term here, and as evident by our recent acquisition, our Corp Fin is expanding in Spain, they’re expanding in Germany. Of those investments that you know, we planted at the end of last year and the beginning of this year, FLC is continuing to grow in South American and in Asia, and we think there’s great synergies between our new acquisition with - between FLC and our Corp Fin practice. So you know, we’re taking this opportunity to invest, and we do have a long-term horizon on growing these businesses.

Arnie Ursaner: Thank you. Again, the maybe perhaps simpler question. At the beginning of the year, you had talked about restructuring being negative in terms of revenue growth, but all of your other businesses, you had expected double digit growth. As we sit here mid-year, how would you update that previous forecast?

Dennis Shaughnessy: I would say you know clearly, we don’t expect that, and I think that’s driven really by the fact Arnie that you know, the economy is not returning at a pace that I think most of the

FTI CONSULTING

Moderator: Eric Boyriven

08-05-10/8:00 am CT

Confirmation # 2422404

people were predicting in the beginning of the year. And, the capital markets are certainly not returning. You know, while the debt market has been very liberal, the equity markets have not been, and where we were gaining you know, a big backlog of cases in the fourth quarter and the first quarter in M&A, it really seemed to hit a wall in the third quarter.

A lot of those cases are still there. People are still looking at the targets, talking to targets, but it’s just slowed down dramatically for I think a wide variety of reasons. And, we’ve fact checked this with the major (iBank) M&A divisions and they’ve experienced a similar slow down. And that again, starting about the end of the first quarter. And, we’ve also talked to the major corporate law firms who again, confirmed the same thing. So, it’s really I think a lot macro driven, the growth is there.

We would not expect double-digits in all of the groups. Clearly, some of them. You know, econ will probably have double-digit growth. FLC most likely won’t because of the great year they lacked, and they just don’t have the overall demand. Tech would not because of pricing. So, that’s - there’s pricing pressure there that is probably greater than we anticipated, but the good news is we think we’ve expanded our market share and are making it up in volume.

Arnie Ursaner: Maybe a polite way to try wrap it up one more way is all in consolidated, do you expect organic growth in revenue this year?

Male: No, because of the dramatic decline in restructuring.

Jack Dunn: Now Arnie, the low end of our guidance is a $1.4 billion. We’re saying if everything stays the same, that’s what we’ll hit, and that’s what we had last year. There’s no acquisition - there’s no significant acquisition effecting any of that.

Arnie Ursaner: Jack Dunn, look forward to seeing you at our conference. Thank you very much.

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Jack Dunn: Look forward to it. Thank you.

Operator: And, we’ll take our next question from Jospeh Foresi with Janney Montgomery Scott.

Joseph Foresi: Hi guys. I wonder if I could ask first just about Europe. Maybe you could give us an update. I know that things had come to sort of a halt in that particular region based on a live call that we had. Maybe you have any updates on sort of what is taking place there and what’s built into guidance for the rest of the year.

David Bannister: I’m sorry. What region? Europe?

Joseph Foresi: Europe.

David Bannister: What I would - I’d say a couple things. Europe clearly has slowed dramatically in Corporate Finance business. It’s down probably 20% to 25% year-over-year. And I think again, we keep repeating this; our guidance assumes no change in the current operating environment. So, we don’t have any assumption that it’s going to improve dramatically there in the back half of the year. The low end of our guidance. If it does start to improve, that’s how we (get) before we start moving into the, you know, (we miss) the higher end of the range for our guidance.

Strategic Communications has picked up somewhat. The larger pick up in Strategic Communications has actually been in the US, but they’re seeing net retainer wins in Europe for the last three consecutive quarters, which is very good news. Capital Markets activity continues to be very slow there, so there’s not, you know, there’s not an IPO calendar. There’s not an M&A calendar. But not withstanding that, their business has picked up some.

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The Economics business is a new business for us there, so that is doing quite well and growing nicely, but it’s still, you know, it’s does not have a significant earnings contribution to it yet. It’s a, you know, it’s a fledging operation. It’s a start up.

Jack Dunn: I think the - as we mentioned last time, the election and the budget issues there had kind of a disquieting effect, and I think that as people get back to work and recover, I think that’ll mean some increased work for our Economic Consulting Group, and I think it’ll also mean increased activity for us in our communications for our Governmental Affairs. So, I remain hopeful about European, better towards the back part of the year.

Joseph Foresi: But based on the last call you haven’t seen any change there, it sounded like.

Jack Dunn: We really, you know, it’s been a month and we really haven’t seen anything much different from where were a month ago.

Joseph Foresi: Of course. And, I was just wondering, in this present guidance, it sounds like you’re not including any potential acquisitions, and are you pretty much done with the headcount cuts?

Male: Yes. The acquisition - because of the new accounting for acquisitions, you know, obviously the one we just made really will be offset. We now expense all of your acquisition expense. So, the impact to earnings would be you know, almost deminimus on a net basis. Next year you know, it defiantly will be accretive. And, we haven’t made any other acquisitions this year of any size that would move the dial.

We are talking to people. We are engaged in conversations from other acquisitions. But again, it’s just the timing you know as you move into the third quarter and then the fourth quarter, even if you close the deal, it’d have very little impact on this year.

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Joseph Foresi: And, the headcount cuts are pretty much done?

Dennis Shaughnessy: Yes. With the caveat that - again, we feel that we had found the floor in the Corporate Finance Group, but I think we felt we had a floor in the first quarter. So, if it continues to hold at these hourly, you know, aggregate hours billed per quarter, then I think you’ll see it stabilize.

Joseph Foresi: Okay. And then I wonder, could you guys give us a general sense on what you think your visibility is on that lower end of guidance, if you could put a percentage on it?

David Bannister: I can repeat that again. The lower end of the guidance assumes that things continue as they are now. We don’t have reason to believe that they won’t continue as they are now where we just get a low-end. I mean, we don’t see trajectories going down in any of our businesses relative to the current run rates.

Joseph Foresi: Okay.

Male: I don’t…

Joseph Foresi: I’m sorry. That’s fair. I understand and then just lastly, you know, it seem like litigation has slowed, and maybe you could talk about - is there a backlog growing versus you know, maybe a change in the litigation industry you know permanently going forward? Maybe you can just give us your opinion on just sort of how you see that you know, pulling out over the next year or so?

Dennis Shaughnessy: In the specialty areas, we’re doing very well. In IP, in Insurance, Pharma, Construction. So, I think in those areas, they’re significantly up. FLC you know, had an up quarter, and it was lapping you know a first half where it had you know Madoff and Sanford

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roaring you know, as we started you know, both of those investigations last year. So, I know everybody else is saying litigation is down.

You know, for us it’s up. It may not be up as much as we expected, given that we thought there would be more of a catalyst to litigation with the government. And I think some of the large issues that you’ve read about, some of which we have been involved in you know, are settling so that they’re not moving into a litigation phase, even though we may have been involved in you know, defense investigation work for people, or even discovery.

So, I think that you know, we view it as a good first half for that group, given what they had to lap the prior year. And at least what we’re seeing is, is litigation is up. Now, maybe it’s only up in a lot of these specialties, but you know, our Econ Litigation Support Group which does all this conference securities work and does a lot of complex damage model building, it’s extremely busy.

So, I think if you look at those two barometers, we’re seeing litigation up. Now how much of it is classic civil litigation, one group suing another over a dispute, or how much of it is driven you know, by you know, governmental action. I think you know, there you might, you know, if you got more granular, you might still say civil litigation is up that much. But without a doubt, we’re experiencing increased demand.

Roger Carlile: Yes. And remember, too, I personally believe that the general commercial litigation is still slow, because that tends to be a little bit more of a discretionary expense. But, if you think about our economic consulting, a lot of people who would be our competitors and would be reporting litigation would be reporting an FLC type situation. But if you look at the results where we had impressive growth in Econ, that growth was driven by litigation, by big ticket securities litigation - class action securities litigation.

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So I think back to your original premise, I think because of our specialty practices, it’s pretty impressive. And, I think yes there is a backlog that’s going to get even better. I think we’re seeing the cases pile up out of the recent phenomenon, whether it’s the, you know, the municipal debt issues, whether it’s out of the Gulf of Mexico, whether it’s any number of things. I think you’re going to see more litigation again, towards the back half of the year.

Male: You also have different pockets of strength depending upon the US Attorney’s Office and how active they are. New York in particular is very, very busy.

Joseph Foresi: Okay. Thank you.

Operator: We’ll move now with Signal Hill, we have T.C. Robillard.

T.C. Robillard: Yes. Good morning. Thank you. Just wanted to get a little more color on what’s driving the strength in Strategic Communications in the US. And, is that to be viewed as a precursor to some demand in some of your other segments?

Dennis Shaughnessy: Strategic Communications is extremely involved in you know, matters in the Gulf oil spill, so they have been very involved in that. That has helped. They have you know, some very increased mandates from a large corporate clients, Fortune 100 sized clients that are you know, working on certain issues that require you know, increased help from us in that area. And they’re increasing their retainers, so they’re winning net new companies.

Like, a lot of companies probably have been analyzing in the last year how they’re going to spend their money when they start respending it, and so they’ve started making changes. Normally, those changes are made after the first quarter, after you get through - if you’re a calendar year company, your reporting, your shareholder’s meetings, your annual reports and things like that.

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And so, we’ve been fortunate you know, a bunch of new business on a project basis as well as gaining new clients.

David Bannister: You know, I think we’ve used the - some of the periods during last year whenever it was a little quieter to, you know, to work on that practice. We have a dynamic leader there in (Ed Riley) who took over about a year or so ago. He and his Leadership Team have really done a great job of really going after the big corporate business and have made the most of their opportunities.

During a time like this, you see a lot of kind of changeover in clients as they kind of lower their level of activity, and he’s been there and his team to capitalize on that. And we have, you know, we have dramatically new big clients that will be built to last. So yes, I think you’re seeing - going to see change there. We believe that market has bottomed and we have a great future in it.

T.C. Robillard: And, do you feel that that can open doors or give you a better platform for cross-selling? Particularly since you know, (SC) historically has been much more focused in Europe?

Male: Yes. It already dramatically has.

T.C. Robillard: Okay and then just real quick, David, on the SG&A line, you know a little bit of a step down there. You subbed 24% in terms of percent of revenue. Is that sustainable? Was there anything that maybe just kind of got shoved into the early part of July so it didn’t show up in June? I’m just trying to get a sense of how we should be thinking about that line item for the next couple of quarters.

David Bannister: Not the latter. The one thing I pointed out, which was mentioned earlier in the call was the, you know, was the reversal of some bonuses in the quarter. So, the run rate would be somewhat lower than - or the stated rate would be somewhat lower than the run rate.

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08-05-10/8:00 am CT

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T.C. Robillard: Okay. Perfect. Thank you.

Operator: We’ll move to Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. Good morning. The - with regard to the acquisition, I think some questions earlier touched around it. But, did you say that it would be roughly EPS neutral in ’10 and accretive in ’11? And then on top of that, to what magnitude - what type of margin are you buying this at? And, I think you’ve mentioned that that was consistent with past multiples. Could you just give us a little elaboration on what past multiples paid for such a business ((inaudible))? Thanks.

David Bannister: As Dennis said, the - because we have to expense deal costs now, we would not - and you know, it’s only five months left in the year. We wouldn’t expect it to have any material contribution one way or the other in terms of earnings this year. Next year, it’s probably, you know, depending on activity levels and so forth, it’s probably somewhere around 10 to 15 cents accreted.

Scott Schneeberger: Okay. Thanks. Dave, any commentary on the margin at which you - that it was putting off?

David Bannister: It’s a very good margin business. It would be comparable to the margins in our Corporate Finance business when it’s running well. So, I would say that you know again, we haven’t worked through all the purchase accounting and so forth and so on yet, but it’s a 30% margin business.

Scott Schneeberger: Okay. Thanks. And any further commentary on multiple paid, or you’ve given as much as you care to give?

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Moderator: Eric Boyriven

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David Bannister: Again, what we need to still flesh out to be able to answer the question fully is the new purchase accounting for earn outs. This will have a - it does have a contingent payment element to it. And, we haven’t worked with our outside valuation firm to finalize that number yet. So, I’d just assume defer on that until the end of the quarter when we’d report those numbers correctly. But, it’s a multiple consistent with other things we’ve bought, so…

Scott Schneeberger: Okay. Thanks so much. On Tech Consulting, a solid margin for the quarter. What is your - do you continue to think maybe low 30% or might we see something higher going forward on expense management?

And then on a follow-up on that, any consideration on the spin-off on that segment? Thanks.

David Bannister: They’re doing a great job of expense management already, so I wouldn’t, you know, I wouldn’t expect to see any gains from expense management there. They are in the running for, you know, some extremely big jobs that they could get in the second half because of the fact that they would be probably time sensitive jobs. You could see the margin impact just because of the scale and the billing on those jobs.

The - I would not, you know, I don’t think there’s any interest right now of any spin-off you know, of Tech. We are launching this new technology. We’ve spent electively probably you know, over $40 million in the last two years just on the development of this new technology. The initial results are extremely exciting to us. As (Jack) said, this puts us in an area where we’ve never been and that’s a huge spend. And it’s being used in one enormous job right now for clients, and I think they’re amazed at the response they’re getting from it.

So, I think we want this to play out. We want this technology to get you know a broader reception in trial, and we have several (dot) releases that’ll be following it into the market, which we think

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you know, if there was going to be a spin-out it would be a much more exciting company after this technology is more fully absorbed by the marketplace.

Scott Schneeberger: Thanks. And one more if I could. In FLC, I noticed the headcount higher sequentially and year-over-year. Does that have to do with just targeted hires and focus on specialists as opposed to generalists? If you could just maybe take us a little deeper there. Thanks.

David Bannister: Well, that would be the segment where we would include the Baker Tilly acquisition we did earlier in the year, which was not that large. It was about 15 people or so. We’ve actually been adding in the construction area. Particularly, we’ve added a few folks out in Asia in the construction area, and in Europe. I’m looking at Roger. I think those were the two big changes in that segment.

And then a continuing rotation of headcount into more specialists. So, we’ve had some very, you know, very, very good hires in the area.

Male: But, we’ve been adding actuarial capabilities into our insurance specialty business that was mentioned earlier as well.

Scott Schneeberger: All right. Thanks very much.

Operator: Our next question comes from Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Thanks for taking my question. Just on the second half revenues for FS Asia. Should we think about that similarly to what, you know, half of what you - the $35 million run rate? Or, can you give us any color what it looks like in the back half.

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David Bannister: Less than half. We won’t have it for a full half of the year. We’re hopeful that we’ll close it such that we’ll have a good five months of operations - four and a half to five months.

Paul Ginocchio: Can you give us any kind of range of growth year-on-year?

David Bannister: I think the numbers we reported in the press release would be consistent with what we would expect to see for this year.

Paul Ginocchio: Okay. Thank you. Then, just on the share repurchase. Were you restricted because of this acquisition in July - to buy back shares?

Male: No.

Male: No.

Paul Ginocchio: Okay. That…

David Bannister: In terms of a philosophy on that, we - obviously the stock traded very weakly with a lot of volume. We were restricted for the first week or so until the pre-release was into the market, so we weren’t able to compete aggressively when the stock had high volumes, trading in the 32 to 33 range.

Our view is we do want to buy into that remaining $250 million of stock prudently. We don’t want to be competing with other bidders. We don’t think we’re in the business of trading securities, so we’re, you know, we’re going to get that done, but we’re not going to be you know, aggressive in any given day trying to move the market.

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The other challenge we have, given the nature of just standard share repurchases, we can only represent so much of the volume during a given day or what have you. And you know, we had some pretty low volume days when we were in the market. We did shut the window again around this release, so about a week ago we shut it down again and we’ll keep it shut for a few days here. That was probably conservative on our part, because there’s not a lot of new information in this release. But we just - again, want to be careful about not doing share repurchase when there’s information that needs to get into the market.

Paul Ginocchio: Appreciate that comment. Thanks very much.

Operator: From McQuarie, we have Kevin McVeigh.

Kevin McVeigh: Great. Just a follow-up on that. Not to belabor the share buyback, but as you think about capital allocation acquisition versus buy back, given kind of where the stock is today, do you see more emphasis on the buy back as opposed to acquisitions?

David Bannister: No. I mean, I think we’re looking at it equal. We test all the acquisitions against the impact of buying our stock back. So, I think as we analyze the impact going forward, the acquisitions really have to demonstrate to us a probability and a growth perspective, either directly or indirectly that would you know, offset the use of capital to buy back shares.

I think you know, the capital markets on a debt side are very favorable right now. We could clearly get anything financed you know, that we wanted. You know, we have almost every major (iBank) banging down our doors to cut a, you know, refinance our bonds and do a much bigger placement at these low rates. So, I really think we’re in a position to execute they buyback plans we have on a sensible basis, and I don’t see it being prohibitive to any you know, acquisition discussions that we’re having.

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Kevin McVeigh: Great. And then, I know the hires in Forensic Litigation Consulting, were they primarily more senior or junior level - the mix on that? Or, pretty consistent with what you know, the company has done historically?

David Bannister: I think in the specialty practices, they tend to be more senior. As Roger said, we’re bringing actuarial talent into the insurance practices because they’re growing so much. The Baker Tilly people would’ve been a mix of senior and junior people out in Hong Kong. And you know, I think as we move to a more specialist model there, logic dictates that the people that can have the most impact tend to be more senior.

Roger Carlile: Yes. The people that I mentioned earlier that we hired in Asia are all senior people who were brought in to you know, really run practices as opposed to just do one-off client services.

Kevin McVeigh: Great. Thank you.

Operator: Our next question comes from Bill Sutherland with Benning & Scattergood.

Bill Sutherland: Thanks. Good morning. Most have been asked of course. A couple of numbers for you, Dave. Did you give the DSO?

David Bannister: We did not. I’ll get that for you, Bill. I’ve got it.

Bill Sutherland: Okay. Looking into the back half of…

David Bannister: It was slightly improved.

Bill Sutherland: From a prior quarter?

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David Bannister: In the prior quarter for the prior year.

Bill Sutherland: Okay. Looking into the back half as far as cash, CapEx is going to run about the same level?

David Bannister: CapEx for they should be $34 to $40 million, and so it’ll be slightly higher in the back half of the year. We’ve got some larger expenses in the technology segment in the back half of the year.

Bill Sutherland: Okay. And then if you look at acquisition payments, aside from FS that you need to do in the back half?

David Bannister: There is one earn-out payment in the back half of the year that I - my memory is - I think it’s around $9 or $10 million will go out in October - in the October time frame.

Bill Sutherland: Okay and then, any additional severance Dave at this point for Q3?

David Bannister: No.

Bill Sutherland: Okay. And then last on Acuity. That $40 million number kind of made me sit up, that you’ve invested. What is in the split there between capitalized and current spending?

David Bannister: Most of its current. We don’t capitalize much of the R&D at all, and that’s a cumulative number over two years since we bought you know, Attenex. But obviously, we’ve made a big investment in these new products, and I think we’re only now beginning to start to see you know, the traction. So, we’re very optimistic that that investment is going to pay large dividends for us.

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Bill Sutherland: Sure. And then Dennis, I was - when you described the one placement you have, is that kind of like a Commercial beta that you’re running with a client? And, is that how…

Dennis Shaughnessy: Now, we’re out of beta. We ran the beta last year with a big client and got extremely good results out of it, and obviously a great testimonial. No, this is a very large assignment for - again, for a Corporate 500 sized company. And no, it’s a real deal.

Bill Sutherland: But, you’re running…

Male: Bill, (BSO)s are 73 versus 75 last quarter.

Bill Sutherland: Thank you very much. Well, just to end on this Dennis. So, we should expect kind of what kind of roll out plan for Acuity, just in a real general sense.

Dennis Shaughnessy: It’s hard to say. What you need now is trial, so you’ll have your - you have a beta testimony. You have this testimony that’s clearly in the works. There’s a lot of law firms that are involved in this deal where it’s being used. A lot of law firms are looking at it. The client obviously is very pleased so far with the results that we’re giving them. And so, I think it really is going to boil down to you know, how we introduce these results into the marketplace.

I mean, it’s not - as you know - a marketplace that you know - I’m not trying to say you know, the users are you know technological (phobes) or anything, but it’s not the earliest adaption in the marketplace. It takes some trial and it takes some getting used to. It is a different way of doing it. It’s not you know, dramatic ((inaudible)) mediation, but it certainly is different. So, with all the different approaches in this area where you’re talking about litigation or you’re talking about you know document production for M&A. It’s different, so I think you would see us emphasize trial and introduction over the balance of the year, and really start to get the benefit from the uptake next year.

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I think the (dot) releases, some of them will be released by the end of the year, and they would add new capability - new features to it. You know, maybe a little steroidal effect you know, to the speed after people get a little more familiar with using the product.

David Bannister: You know, the important thing on Acuity, and we’ve got a number of our key folks in the segment working on it, that is that it really is - the scale of the problem of e-discovery is only growing. So while it’s (amended) that you give them a quarter, maybe higher or lower due to the second request volumes or litigations volumes, what have you, the scale of data that needs to be dealt with is really - is growing very dramatically.

And what we’re excited about here is this is really an opportunity for us to in a very material way help clients deal with a significant cost problem. So while it should be a very good and profitable business for us, and one that can grow quickly for us, as importantly it can dramatically change the game for how clients deal with the issues and the kind of cost structure they’re looking at. We’re talking about four to five time efficacy right now with the product as it exists. And, we hope to keep improving on that. So, this is a game changer if we continue to have the success we hope to have with it.

Bill Sutherland: Thank you for all your color. Take care.

Operator: Your final question comes from John Emrich with Ironworks Capital.

John Emrich: My questions were answered. Thanks.

Operator: That concludes the question-and-answer session today. At this time, I’d like to turn the conference back over to management for any additional or closing remarks.

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Jack Dunn: Well, thank you very much again everybody for joining us, and we will look forward to speaking with you after the third quarter. Thank you.

Operator: Once again ladies and gentlemen, that does conclude today’s conference. Thank you for your participation.

END